                                BANK OF AMERICA
                    National Trust and Savings Association
                            BUSINESS LOAN AGREEMENT



This Agreement dated as of August 1, 1995, is among Bank of American National Trust and Savings Association (the "Bank"), Salick Health Care, Inc. ("Salick"), USHAWL, Inc. ("USHAWL"), Century Dialysis Corporation ("Century"), Comprehensive Cancer Centers, Inc., a California Corporation ("CCC"), Ambulatory Diagnostic Services, Inc. ("ADS"), Aurora Medical Supplies Inc., a California Corporation ("Aurora"), Comprehensive Cancer Centers, Inc.-Philadelphia ("CCC-Penn"), Comprehensive Cancer Centers, Inc., Kansas City ("CCC-Kansas"), SHC Laboratories, Inc. ("SHC"), and Comprehensive Cancer Centers-West Valley, Inc. ("CCC-West") (Salick, USHAWL, Century, CCC, ADS, Aurora, CCC-Penn, CCC-Kansas, SHC, and CCC-West are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower").

1.   FACILITY NO. 1:  LINE OF CREDIT AMOUNT AND TERMS

1.1  Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 1") to the Borrowers. The amount of the line of credit (the "Facility No. 1 Commitment") is Eighty Million Dollars ($80,000,000).

(b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

(c) The Borrowers agree not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility No. 1 Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and July 1, 1998 (the "Expiration Date") unless any Borrower is in default.

1.3  Interest Rate.

(a) Unless the Borrowers elect an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank

                                 EXHIBIT 4 (a)
     based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4  Repayment Terms.

(a) The Borrowers will pay interest on July 1, 1995, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrowers may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrowers. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrowers have designated another optional interest rate for the portion. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

1.6 Short Term Fixed Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Short Term Fixed Rate, subject to the following requirements:

(a) The "Short Term Fixed Rate" means the Short Term Base Rate plus thirty five one hundredths (.35) percentage point.

(b) The "Short Term Base Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of applicable interest period for the Short Term Fixed Rate portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Short Term Fixed Rate portion and with an interest and principal payment schedule equal to the Short Term Fixed Rate portion and for a

                                 EXHIBIT 4 (a)
     term equal to the applicable interest period. The Short Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. The Short Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

(c) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

(d) The interest period during which the Short Term Fixed Rate will be in effect will be no shorter than 30 days and no longer than one year.

(e) Each Short Term Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(f) Any portion of the principal balance of the line of credit already bearing interest at the Short Term Fixed Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a Short Term Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

     (i) the additional interest which would have been payable on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Money Market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

1.7 LIBOR Rate. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus thirty five one hundredths (.35) percentage point.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be 30, 60, 90, 180 or 365 days. The last day of the interest period will be determined by the Bank using the practices of the London inter-bank market.

                                 EXHIBIT 4 (a)

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The Borrower shall irrevocably request a LIBOR Rate portion no later than 9:00 a.m. San Francisco time three (3) banking days before the commencement of the interest period.

(d) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

          LIBOR Rate =                                London Rate
                                             ---------------------------
                                             (1.00 - Reserve Percentage)

     Where,

     (i) "London Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) banking days before the commencement of the interest period.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                                 EXHIBIT 4 (a)

     (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the London inter-bank market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period of a LIBOR Rate portion are not available in the London inter-bank market; or

     (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

1.8  Letters of Credit.  This line of credit may be used for financing.

     (i) standby letters of credit with a maximum maturity of one year but not to extend more than six months beyond the Expiration Date.

     (ii) The amount of standby letters of credit outstanding at any one time, (including amounts drawn on standby letters of credit and not yet reimbursed) may not exceed Ten Million Dollars ($10,000,000).

Each Borrower agrees:

(a) any sum drawn under a standby letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding standby letters of credit.

(c) The issuance of any standby letter of credit and any amendment to a standby letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

                                 EXHIBIT 4 (a)

(e) to pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing standby letters of credit for the Borrowers.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(g) to pay the Bank a non-refundable fee equal to thirty five one hundredths percent (.35%) per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

(h) not to issue any standby letters of credit to the State of California Self Insurance Plans.

2.   FACILITY NO. 2:  TERM LOAN AMOUNT AND TERMS

2.1 Outstanding Term Loan. There is outstanding from the Bank to the Borrowers a term loan in the original principal amount of Five Million Dollars ($5,000,000). This term loan is currently subject to the terms and conditions of the Business Loan Agreement dated January 1, 1993. As of the date of the Agreement, the term loan shall be deemed to be outstanding as Facility No. 2 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

2.2  Interest Rate.  The interest rate is 6.85% per year.

2.3  Repayment Terms.

(a) The Borrowers will pay all accrued but unpaid interest on the twenty-sixth day of each month and upon payment in full of the principal of this loan.

(b) The Borrowers will repay principal in thirty-eight (38) successive monthly installments of Eighty Three Thousand Three Hundred Thirty Three and No/100 Dollars ($83,333.00) starting June 26, 1995. On August 26, 1998, the Borrowers will repay the remaining principal balance plus any interest then due.

2.4  Prepayments.

(a) The Borrowers may prepay the loan in full or in part at any time in an amount not less than Five Hundred Thousand Dollars ($500,000). The Borrowers will give the Bank irrevocable written notice of the Borrowers' intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. The prepayment will be applied to the most remote installment of principal due under this Agreement.

                                 EXHIBIT 4 (a)

(b) Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and the prepayment fee described below.

(c) The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

     (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the loan rate specified above;

     (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the following rate:

          (A) If the Original Payment Date is more than 5 years after the date of prepayment: the Treasury Rate plus one-quarter of one percentage point;

          (B) If the Original Payment Date is 5 years or less after the date of prepayment: the Money Market Rate.

    (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero the Bank will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discounted monthly differences is the prepayment fee for that Prepaid Installment.

     (iv) The following definitions will apply to the calculation of the prepayment fee:

          "Money Market" means the domestic certificate of deposit market, the eurodollar deposit market or other appropriate money market selected by the Bank.

          "Money Market Rate" means the fixed interest rate per annum which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money Market from the date of prepayment through the Original Payment Date.

          "Original Payment Dates" means the dates on which principal of the loan would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original

                                 EXHIBIT 4 (a)

          Payment Date for that portion will be the last day of the interest period.

          "Prepaid installment" means the amount of the prepaid principal of the loan which would have been paid on a single Original Payment Date.

          "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

     (v) The Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the loan. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the
                    -----------------------
          Bank deems appropriate.

3.   FACILITY NO. 3:  TERM LOAN AMOUNT AND TERMS

3.1 Outstanding Term Loan. There is outstanding from the Bank to the Borrowers a term loan in the original principal amount of Five Million Dollars ($5,000,000). This term loan is currently subject to the terms and conditions of the Business Loan Agreement dated January 1, 1993. As of the date of this Agreement, the term loan shall be deemed to be outstanding as Facility No. 3 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

3.2  Interest Rate.  The interest rate is 8.62% per year.

3.3  Repayment Terms.

(a) The Borrowers will pay all accrued but unpaid interest on the first day of each month and upon payment in full of the principal of this loan.

(b) The Borrowers will repay principal in forty-nine (49) successive monthly installments of Eighty Three Thousand Three Hundred Thirty Three and 33/100 Dollars ($83,333.33) starting July 1, 1995. On August 2, 1999, the Borrowers will repay the remaining principal balance plus any interest then due.

3.4  Prepayments.

(a) The Borrowers may prepay the loan in full or in part at any time in an amount not less than Five Hundred Thousand Dollars ($500,000). The Borrowers will give the Bank irrevocable

                                 EXHIBIT 4 (a)
     written notice of the Borrowers' intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. The prepayment will be applied to the most remote installment of principal due under this Agreement.

(b) Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and the prepayment fee described below.

(c) The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

     (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the loan rate specified above;

     (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the following rate:

          (A) If the Original Payment Date is more than 5 years after the date of prepayment: the Treasury Rate plus one-quarter of one percentage point;

          (B) If the Original Payment Date is 5 years or less after the date of prepayment: the Money Market Rate.

    (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discounted monthly differences is the prepayment fee for that Prepaid Installment.

     (iv) The following definitions will apply to the calculation of the prepayment fee:

          "Money Market" means the domestic certificate of deposit market, the eurodollar deposit market or other appropriate money market selected by the Bank.

          "Money Market Rate" means the fixed interest rate per annum which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money market from the date of prepayment through the Original

                                 EXHIBIT 4 (a)

          Payment Date.

          "Original Payment Dates" means the dates on which principal of the loan would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that portion will be the last day of the interest period.

          "Prepaid Installment" means the amount of the prepaid principal of the loan which would have been paid on a single Original Payment Date.

          "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

     (v) The Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the loan. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the
                    -----------------------
          Bank deems appropriate.

4.   FEES AND EXPENSES

4.1 Unused Commitment Fee. The Borrowers agree to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit the Borrowers actually use, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at .10% per year. This fee is due on June 30, 1995, and quarterly thereafter until the expiration of the availability period.

4.2 Expenses. The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement up to a maximum of One Thousand Dollars ($1,000). Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

5.   DISBURSEMENTS, PAYMENTS AND COSTS

5.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

                                 EXHIBIT 4 (a)

5.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrowers will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

5.3  Telephone Authorization.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of the Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from Salick's account number 14176-02801, or such other accounts with the Bank as designated in writing by the Borrowers.

(c) The Borrowers will provide written confirmation to the Bank of any telephone instructions within 30 days. If there is a discrepancy and the Bank has already acted on the telephone instructions, the telephone instructions will prevail over the written confirmation.

(d) The Borrowers indemnify and excuse the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonable believes are made by any individual authorized by the Borrowers to give such instructions. This indemnity and excuse will survive this Agreement's termination.

5.4  Direct Debit (Pre-Billing).

(a) The Borrowers agree that the Bank will debit Salick's deposit account number 14176-02801 (the "Designated Account") on the date each payment of principal under Facility No. 2 and Facility No. 3 becomes due and on the date any interest and any fees from the Borrowers becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

                                 EXHIBIT 4 (a)

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount the discrepancy will be treated as follows:

     (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

     (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

          Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.

(d) The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an LIBOR Rate a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars.
All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6 Taxes. The Borrowers will not deduct any taxes from any payments they make to the Bank. If any government authority imposes any taxes on any payments made by the Borrowers, the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank

                                 EXHIBIT 4 (a)
would have received if such taxes had not been imposed. Upon request by the Bank, the Borrowers will confirm that they have paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrowers will not pay the Bank's net income taxes.

5.7 Additional Costs. The Borrowers will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

5.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

5.9 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus two (2.0) percentage points. This may result in compounding of interest.

5.10 Default rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is three (3.0) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any event of default.

6.   CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this
Agreement:

6.1 Authorizations. Evidence that the execution, delivery and performance by each borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.   REPRESENTATIONS AND WARRANTIES

When the Borrowers sign this Agreement, and until the Bank is

                                 EXHIBIT 4 (a)
repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

7.1 Organization of Borrowers. Each Borrower is a corporation duly formed and existing under the laws of the state where organized.

7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 Good Standing. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrowers' financial condition.

(b)  in the Borrowers' standard format for such information.

(c)  in compliance with all government regulations that apply.

7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower, which, if lost, would impair the Borrowers' or any Borrower's financial condition or that of any Borrower's business, or would impair any Borrower's ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 Permits, Franchises. Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights which such Borrower considers to be necessary to enable it to conduct the business in which it is now engaged.

7.9 Other Obligations. No Borrower is in default on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or

                                 EXHIBIT 4 (a)
obligation.

7.10 Income Tax Returns. No Borrower has any knowledge of any pending material assessments or adjustments of its income tax for any year.

7.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.12 Location of Borrowers. Each Borrower's place of business (or, if any Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrowers' signature on this Agreement.

8.   COVENANTS

The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 Use of Proceeds. To use the proceeds of Facility No. 1 only for working capital, for the financing of fixed, capital and acquired assets, for acquisitions as permitted under paragraph 8.15(e) below, and for the issuance of standby letters of credit.

8.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 100 days of the Borrowers' fiscal year end, the Borrowers' annual financial statements with consolidating schedules. The consolidating schedules may be prepared by each Borrower. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") reasonably acceptable to the Bank. Any of the so-called "Big Six" accounting firms are acceptable. The statements shall be prepared on a consolidated basis.

(b) Copies of the Borrowers' Form 10-K Annual Report within 100 days of the Borrowers' fiscal year end.

(c) Copies of the Borrowers' Form 10-Q Quarterly Report within 50 days of the period's end.

8.3 Total Liabilities to Tangible Net Worth. To maintain on a consolidated basis a ratio of total liabilities excluding minority interest, to tangible net worth not exceeding 1.00:1.00.

"Total liabilities" means the sum of current liabilities plus long term liabilities.

"Tangible net worth" means the gross book value of the Borrowers'

                                 EXHIBIT 4 (a)
assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of the Borrowers) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

8.4 Fixed Charge Coverage Ratio. To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least the amounts indicated for each period specified below:

          Period                                        Ratio
          ------                                        -----
          From the first fiscal quarter of 1996
          through the first fiscal quarter of 1998      1.1:1.0

          From the second fiscal quarter of 1998
          through the fourth fiscal quarter of 1998     1.0:1.0

"Fixed Charge Coverage Ratio" means the ratio of cash flow to fixed charges. "Cash flow" means the sum of net income before taxes and minority interests, plus interest expense, less cash dividends paid (excluding the first seven Million Dollars ($7,000,000) in cash dividends paid in the aggregate during the 1995 and 1996 fiscal years). "Fixed charges" means the sum of interest expense (including capitalized interest), income taxes paid and the current portion of long term debt (excluding the principal amount outstanding under Facility No. 1) and capital leases. During fiscal year 1996, this ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis. Beginning with the first quarter of fiscal year 1997, this ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the last day of the preceding fiscal year. From the second quarter through the fourth quarter of fiscal year 1998, the current portion of long term debt will include a portion of the Facility No. 1 Commitment in the amount of Eleven Million Four Hundred Twenty Eight Thousand Dollars ($11,428,000).

8.5 Other Debts. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit.

(b)  Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

                                 EXHIBIT 4 (a)

(d) Debts, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted under Paragraph 8.6(d) below.

(f) The obligations of any Borrower under guarantees in favor or third parties to guarantee the performance of any Borrower's subsidiaries.

(g)  The obligations of any Borrower to the Zeneca Group.

(h) Additional debts for the acquisition and renovation of real property after the date of this Agreement to the extent permitted under paragraph 8.6(f) below.

8.6 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except:

(a)  Deeds of trust and security agreements in favor of the Bank.

(b)  Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in property acquired by the Borrowers or any one of them after the date of this Agreement if the total principal amount of debts secured by such liens does not exceed Ten Million Dollars ($10,000,000) in any fiscal year.

(e) Liens pledging cash and marketable securities in support of performance bonds required under construction contracts of the Borrowers or any one of them in a total principal amount not exceeding Five Million Dollars ($5,000,000).

(f) Liens on real property security debts arising from the acquisition and renovation of that real property if the total principal amount of debts secured by such liens does not exceed Fifteen Million Dollars ($15,000,000) outstanding at any one time.

8.7  Notices to Bank.  To promptly notify the Bank in writing of:

(a) any lawsuit against any one or more of the Borrowers in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

(b)  any substantial dispute between any Borrower and any

                                 EXHIBIT 4 (a)
     government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in any Borrower's financial condition or operations.

(e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business;

8.8  Books and Records.  To maintain adequate books and records.

8.9 Audits. To allow the Bank and its agents to inspect the Borrowers' properties and examine, audit and make copies of books and records at any reasonable time provided, however, that the Bank shall not engage in such inspections and audits unless a default under Article 9 hereof has occurred. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.10 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over each Borrower's business.

8.11 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises each Borrower now has.

8.12 Maintenance of Properties. To make any material repairs, renewals, or replacements to keep each Borrower's properties in good working condition.

8.13 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.14 General Business Insurance. To maintain insurance as is usual for the business each Borrower is in.

8.15 Additional Negative Covenants. Not to, without the Bank's written consent, which will not be unreasonably withheld:

(a) engage in any business activities substantially different from Borrowers' or any Borrower's present business or that of Zeneca or its affiliates.

(b)  liquidate or dissolve Borrowers' of any Borrower's business.

(c) enter into any consolidation, merger, pool, syndicate, or other combination unless it is between a wholly owned

                                 EXHIBIT 4 (a)
     subsidiary of any Borrower.

(d)  enter into any joint venture unless it is related to the health care field.

(e) lease, or dispose of all or a substantial part of Borrowers' or any Borrower's business or the Borrowers' or any Borrower's assets.

(f) acquire or purchase a business or its assets, other than for the acquisition of companies in the Borrowers' lines of business, provided that the terms and conditions of such acquisitions are mutually agreeable between the seller and the Borrowers.

(g) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of the Borrowers' or any Borrower's fixed or capital assets. Bank's prior written consent is not to be unreasonably withheld.

(h) voluntarily suspend the Borrowers' or any Borrower's business for more than 7 days in any 30 day period.

9.   DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice; provided, further, the Bank may stop making any additional credit available to any Borrower during any cure period specified below. Except as provided in Paragraph 9.3, if a bankruptcy petition is filed with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically become due immediately.

9.1 Failure to Pay. Any Borrower fails to make a payment under this Agreement within 15 days after the date when due.

9.2 False Information. Any Borrower has given the Bank false or misleading information or representations.

9.3 Bankruptcy. Any Borrower files a bankruptcy petition, a bankruptcy petition is filed against any Borrower, or any Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against any Borrower is dismissed within a period of thirty (30) days after the filing.

9.4 Receivers. A receiver or similar official is appointed for any Borrower's business, or the business is terminated. The

                                 EXHIBIT 4 (a)
default will be deemed cured if any receiver or similar official, other than one appointed at the Borrowers' request or, is dismissed within a period of thirty
(30) days after the appointment.

9.5 Judgments. Any judgments or arbitration awards are entered against any one or more of Borrowers, or any one or more of Borrowers enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Three Million Dollars ($3,000,000) or more in excess of any insurance coverage, provided that said judgments, arbitration awards or settlement agreements are not vacated or discharged within thirty (30) days.

9.6 Government Action. Any government authority takes action that the Bank believes materially adversely affects any Borrower's financial condition or ability to repay and such action continues for thirty (30) days.

9.7 Material Adverse Change. A material adverse change occurs in any Borrower's financial condition, properties, or ability to repay the loan.

9.8 Cross-default. Any default occurs under any agreement in connection with any credit any Borrower has obtained from anyone else or which any Borrower has guaranteed in the amount of Two Million Dollars ($2,000,000) or more in the aggregate if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of 30 days after the date on which the Bank gives written notice of the breach to such Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

9.9 Other Bank Agreements. Any Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement in the amount to Two Million Dollars ($2,000,000) or more in the aggregate that any Borrower has with the Bank or any affiliate of the Bank which has not been cured within any applicable cure period.

9.10 Other Breach Under Agreement. Any Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

10.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

                                 EXHIBIT 4 (a)

10.2 California Law.  This Agreement is governed by California law.

10.3 Successors and Assigns. This Agreement is binding on the Borrowers' and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent.

10.4 Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between any one or more of Borrowers and the Bank, including but not limited to those that arise from:

     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

    (iii) Any violation of this Agreement; or

     (iv) Any claims for damages resulting from any business conducted between any one or more of Borrowers and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of any Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

                                 EXHIBIT 4 (a)

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrowers and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

     (i) The Borrowers and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

     (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

    (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

     (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)  This provision does not limit the right of the Borrowers or the Bank to:

     (i)  exercise self-help remedies such as setoff;

     (ii) foreclose against or sell any real or personal property collateral; or

    (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

          (A)  an interim remedy; and/or

          (B) additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrowers or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed

                                 EXHIBIT 4 (a)
     submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrowers and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even it if makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 Attorneys' Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

10.7 Joint and Several Liability.

(a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) will not release such Borrower from its obligations under this Agreement.

(c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information

                                 EXHIBIT 4 (a)
     which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

(f) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(g) Each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

10.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.9 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing.

10.10 Headings.  Article and paragraph headings are for reference

                                 EXHIBIT 4 (a)
only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.12 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of January 1, 1993, between the Bank and the Borrowers, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

                                 EXHIBIT 4 (a)

This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA
NATIONAL TRUST AND SAVINGS
ASSOCIATION                              SALICK HEALTH CARE, INC.



/S/ SCOTT ANEY                           /S/ BERNARD SALICK, M.D.
----------------------------             -------------------------------
By:    Scott Aney                        By:    Bernard Salick, M.D.
Title: Vice President                    Title: Chairman of the Board of
                                                Directors, Chief
                                                Executive Officer and
                                                President



                                         /S/ LESLIE F. BELL
                                         -------------------------------
                                         By:    Leslie F. Bell
                                         Title: Executive Vice President,
                                                Chief Financial Officer,
                                                Secretary and Director


                                         USHAWL, Inc.




                                         /S/ BERNARD SALICK, M.D.
                                         -------------------------------
                                         By:    Bernard Salick, M.D.
                                         Title: Chairman of the Board of
                                                Directors, Chief
                                                Executive Officer and
                                                President



                                         /S/ LESLIE F. BELL
                                         -------------------------------
                                         By:    Leslie F. Bell
                                         Title: Executive Vice President,
                                                Chief Financial Officer,
                                                Secretary and Director


                                 EXHIBIT 4 (a)

                                         Century Dialysis Corporation





                                         /S/ BERNARD SALICK, M.D.
                                         -------------------------------
                                         By:    Bernard Salick, M.D.
                                         Title: Chairman of the Board of
                                                Directors, Chief
                                                Executive Officer and
                                                President



                                         /S/ LESLIE F. BELL
                                         -------------------------------
                                         By:    Leslie F. Bell
                                         Title: Executive Vice President,
                                                Chief Financial Officer,
                                                Secretary and Director


                                         Comprehensive Cancer Centers, Inc.,
                                         a California Corporation




                                         /S/ BERNARD SALICK, M.D.
                                         -------------------------------
                                         By:    Bernard Salick, M.D.
                                         Title: Chairman of the Board of
                                                Directors, Chief
                                                Executive Officer and
                                                President



                                         /S/ LESLIE F. BELL
                                         -------------------------------
                                         By:    Leslie F. Bell
                                         Title: Executive Vice President,
                                                Chief Financial Officer,
                                                Secretary and Director

                                 EXHIBIT 4 (a)

                                         Ambulatory Diagnostic Services, Inc.



                                         /S/ BERNARD SALICK, M.D.
                                         -------------------------------
                                         By:    Bernard Salick, M.D.
                                         Title: Chairman of the Board of
                                                Directors, Chief
                                                Executive Officer and
                                                President



                                         /S/ LESLIE F. BELL
                                         -------------------------------
                                         By:    Leslie F. Bell
                                         Title: Executive Vice President,
                                                Chief Financial Officer,
                                                Secretary and Director



                                         Aurora Medical Supplies, Inc.,
                                         a California Corporation



                                         /S/ BERNARD SALICK, M.D.
                                         -------------------------------
                                         By:    Bernard Salick, M.D.
                                         Title: Chairman of the Board of
                                                Directors, Chief
                                                Executive Officer and
                                                President



                                         /S/ LESLIE F. BELL
                                         -------------------------------
                                         By:    Leslie F. Bell
                                         Title: Executive Vice President,
                                                Chief Financial Officer,
                                                Secretary and Director

                                 EXHIBIT 4 (a)

                                         Comprehensive Cancer Center, Inc.-
                                         Philadelphia



                                         /S/ BERNARD SALICK, M.D.
                                         -------------------------------
                                         By:    Bernard Salick, M.D.
                                         Title: Chairman of the Board of
                                                Directors, Chief
                                                Executive Officer and
                                                President



                                         /S/ LESLIE F. BELL
                                         -------------------------------
                                         By:    Leslie F. Bell
                                         Title: Executive Vice President,
                                                Chief Financial Officer,
                                                Secretary and Director


                                         Comprehensive Cancer Center, Inc.-
                                         Kansas City



                                         /S/ BERNARD SALICK, M.D.
                                         -------------------------------
                                         By:    Bernard Salick, M.D.
                                         Title: Chairman of the Board of
                                                Directors, Chief
                                                Executive Officer and
                                                President



                                         /S/ LESLIE F. BELL
                                         -------------------------------
                                         By:    Leslie F. Bell
                                         Title: Executive Vice President,
                                                Chief Financial Officer,
                                                Secretary and Director

                                 EXHIBIT 4 (a)

                                         SHC Laboratories, Inc.




                                         /S/ BERNARD SALICK, M.D.
                                         -------------------------------
                                         By:    Bernard Salick, M.D.
                                         Title: Chairman of the Board of
                                                Directors, Chief
                                                Executive Officer and
                                                President



                                         /S/ LESLIE F. BELL
                                         -------------------------------
                                         By:    Leslie F. Bell
                                         Title: Executive Vice President,
                                                Chief Financial Officer,
                                                Secretary and Director


                                         Comprehensive Cancer Centers-
                                         West Valley, Inc.



                                         /S/ BERNARD SALICK, M.D.
                                         -------------------------------
                                         By:    Bernard Salick, M.D.
                                         Title: Chairman of the Board of
                                                Directors, Chief
                                                Executive Officer and
                                                President



                                         /S/ LESLIE F. BELL
                                         -------------------------------
                                         By:    Leslie F. Bell
                                         Title: Executive Vice President,
                                                Chief Financial Officer,
                                                Secretary and Director

Address where notices to the             Address where notices to the
Bank are to be sent:                     Borrowers are to be sent:

Century City Regional                    Salick Health Care, Inc.
Commercial Banking                       8201 Beverly Blvd.
Office #1417                             Los Angeles, CA  90048
2049 Century Park East
Los Angeles, CA  90067

                                 EXHIBIT 4(a)